Exhibit 99.1

Progressive Care Inc. Announces Results of Special Meeting of Stockholders

Business Combination with NextPlat Corp Approved by Shareholders with Anticipated Closing Date of October 1, 2024

Miami, FL – September 16, 2024 – Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care” or the “Company”), a personalized healthcare services and technology provider, today announced the results of the Company’s Special Meeting of Stockholders (the “Special Meeting”) held on September 13, 2024.

At the Special Meeting, shareholders were asked to vote on a proposal to approve and adopt the Merger Agreement and Plan of Reorganization pursuant to which the Company, a controlled subsidiary of NextPlat Corp (Nasdaq: NXPL & NXPLW), would become a wholly-owned subsidiary of NextPlat, and the transactions contemplated thereby (the “Business Combination”). At the Special Meeting, the Company’s shareholders approved the Business Combination.

Additionally, at NextPlat’s Annual Meeting held on September 13, 2024, NextPlat’s shareholders also approved the Business Combination.

The Company expects the closing of the Business Combination to occur on October 1, 2024, subject to the satisfaction of additional closing conditions, at which point, Progressive Care’s common stock will cease to be outstanding and Progressive Care will become a wholly-owned subsidiary of NextPlat.

Under terms of the Merger Agreement, Progressive Care shareholders will receive 1.4865 newly issued shares of NextPlat’s common stock for each share of Progressive Care common stock they own immediately prior to the effectiveness of the Business Combination. The exchange of shares will be conducted automatically for shares of Progressive Care common stock held in brokerage and retirement accounts. All Progressive Care shareholders who hold physical stock certificates are requested to promptly contact NextPlat’s transfer agent, Equity Stock Transfer, for transfer and delivery instructions. Equity Stock Transfer can be reached at 237 W 37th St, Suite 601, New York, NY 10018 or via telephone at 917-746-4597 and e-mail at info@equitystock.com.

The final voting results are available in the Current Report on Form 8-K filed by Progressive Care on September 16, 2024, available at www.sec.gov and on the Company’s website.

About Progressive Care

Progressive Care Inc. through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management. Progressive Care, Inc. became a subsidiary of NextPlat Corp. on July 1, 2023.

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets including technology and healthcare. Through acquisitions, joint ventures and collaborations, the Company intends to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care Inc.

Investor Contact for Progressive Care

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net